UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2025

Avantor, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38912	82-2758923
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Radnor Corporate Center, Building One, Suite 200
100 Matsonford Road
Radnor, Pennsylvania 19087

(Address of principal executive offices, including zip code)

(610) 386-1700

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Exchange on which registered
Common Stock, $0.01 par value	AVTR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 21, 2025, Avantor, Inc. (the “Company”), announced that it has named Emmanuel Ligner as President and Chief Executive Officer, effective as of August 18, 2025. Mr. Ligner will become a member of the Company’s Executive Leadership Team and serve as its principal executive officer. In connection with this appointment, the Company’s current Chief Executive Officer, Michael Stubblefield, who previously agreed to step down from his role as Director, President and Chief Executive Officer will cease serving effective as of August 18, 2025.

Prior to joining the Company, Mr. Ligner, age 55, served as Chief Executive Officer of Cerba HealthCare from March 2024 to March 2025. Prior to that, Mr. Ligner served as President and Chief Executive Officer of Cytiva and a Group Executive of Danaher Corporation from April 2020 to March 2024. Mr. Ligner also served in several roles at GE HealthCare from April 2008 to April 2020, including President and Chief Executive Officer, Life Sciences. Mr. Ligner began his career in biopharma as a Medical Representative at Otsuka Pharmaceutical in 1996, later serving in various roles at Abbott Diagnostics and at Whatman International. Mr. Ligner holds a B.A. in Marketing from University College of Wales and an MBA in Commerce from Université de Savoie.

In connection with his appointment as Chief Executive Officer of the Company, on July 15, 2025, VWR International Ltd., a subsidiary of the Company, entered into a contract of employment (the “Agreement”) with Mr. Ligner. The term of the Agreement is one year, with automatic annual renewals, unless it is not renewed by either party or Mr. Ligner’s employment terminates in accordance with the Agreement. Upon receipt of a work visa granting Mr. Ligner authorization to work in the United States, the Agreement will also terminate, and he will be employed by the Company on substantially consistent terms.

Mr. Ligner’s initial annual base salary is £775,000 and his target annual incentive bonus opportunity is 150% of base salary, pro-rated for 2025 based on his hire date. Mr. Ligner will be eligible to participate in the Company’s 2019 Equity Incentive Plan (the “Plan”) beginning in 2026, pursuant to which he will be eligible for an annual equity grant, with a target value of $9,000,000, as determined by the Compensation and Human Resources Committee of the Company’s Board of Directors. Mr. Ligner will also receive a one-time new hire equity award under the Plan with a target amount of $5,000,000, half of which will be granted in the form of restricted stock units and half of which will be granted in the form of premium priced stock options. These awards will vest ratably over three years, subject to the Plan’s terms and conditions.

In the event that Mr. Ligner is involuntarily terminated without “cause” or resigns for “good reason” he will receive a lump-sum payment of $75,000 for repatriation expenses and severance on terms consistent with the terms of the Company’s Executive Severance and Change in Control Plan, which is described in the Company’s current report on Form 8-K, filed with the Securities and Exchange Commission on May 12, 2025, and a copy of which will be filed with the Company’s quarterly report on Form 10-Q for the quarter ending June 30, 2025.

The foregoing description of the Agreement is a summary only and does not purport to be complete and is qualified in its entirety by reference to the full text, a copy of which will be filed with the Company’s quarterly report on Form 10-Q for the quarter ending September 30, 2025.

Avantor confirms that (1) there is no arrangement or understanding between Mr. Ligner and any other person pursuant to which he was appointed as Chief Executive Officer; (2) there is no family relationship between Mr. Ligner and any director or executive officer of the Company; and (3) there are no transactions involving Mr. Ligner that would require disclosure under Item 404(a) of Regulation S-K.

Item 7.01.	Regulation FD Disclosure.

On July 21, 2025, the Company issued a press release announcing the appointment of Mr. Ligner. A copy of the press release is furnished herewith as Exhibit No. 99.1 to this Current Report on Form 8-K and incorporated herein by reference. The information in this Item 7.01, including Exhibit 99.1, is furnished and shall not be deemed filed for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section and shall not be deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated July 21, 2025

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Avantor, Inc.

Date: July 21, 2025	By:	Name: Claudius Sokenu
		Title:	Executive Vice President, Chief Legal and Compliance Officer